EXHIBIT 99.1

                  BOB WALKER JOINS SPACEDEV BOARD OF DIRECTORS
          SPACEDEV SELECTS WEXLER GROUP FOR CAPITOL HILL REPRESENTATION

POWAY, Calif. - April 3 - SpaceDev, Inc. (OTCBB: SPDV), the world's first publicly traded commercial space exploration and development company, today announced that Robert S. Walker has joined SpaceDev's Board of Directors, and that The Wexler Group will assist SpaceDev with its public affairs activities.

Bob Walker is Chairman and CEO of The Wexler Group. As a former Congressman (1977-1997), Chairman of the House Science Committee, Vice Chairman of the Budget Committee, and a long-time member of the House Republican leadership, Walker became a leader in advancing the nation's space program, especially the arena of commercial space, for which he was the first sitting House Member to be awarded NASA's highest honor, the Distinguished Service Medal.

"SpaceDev is an exciting company with a dynamic future in the space business. Its micro-satellite and micro-propulsion products have the potential of revolutionizing the way we work in and from space," said Mr. Walker. "I am looking forward to being a part of what SpaceDev can bring to space development." Mr. Walker is a strong supporter of space commercialization and reducing the cost of access to space. He will assist SpaceDev in opening the doors to a larger market for space planes built using its clean, safe and affordable hybrid rocket motors, and for its newly emerging product line of on-orbit maneuvering and orbital transfer space vehicles.

"I have known Bob for several years, and I am very pleased that he has joined our Board," said Jim Benson, Chairman and CEO of SpaceDev. "We are putting together a stellar group of people to help SpaceDev exceed expectations of ordinary space companies. With the aggressive new Bush Administration focused on the strategic importance of space, SpaceDev may be the right company in the right place at the right time. I believe SpaceDev will greatly benefit from Bob's experience with the Executive and Congressional branches of our government."

Bob Walker is a frequent speaker at conferences and forums. His main issues include the breadth and scope of space regulation today, and how deregulation could unleash the telecommunications, space tourism, broadcast and Internet industries.

The Wexler Group is a Washington-based, full-service government relations firm founded in 1981, one of the oldest lobbying firms in the nation's capital. Wexler Group principals have served in Congress, in the White House and federal agencies, as congressional staff, in state and local governments and in political campaigns. The Wexler Group is a leader on the technology issues of the twenty-first century.

About SpaceDev. SpaceDev (www.spacedev.com) offers fixed-price package delivery for science instruments and technology demonstrations into earth orbit, to deep space and to other planetary bodies. SpaceDev designs and sells smaller, low-cost Earth-orbiting commercial and research satellites. The company is currently designing inexpensive hybrid rocket-based orbital maneuvering and transfer vehicles and secondary payload micro-kick motors for the Air Force. SpaceDev has recently performed design work for safe, clean hybrid rocket-based manned or unmanned sub-orbital space planes. SpaceDev offers low-cost commercial missions and spacecraft for lunar orbiters, Mars orbiters and probe carriers, and asteroid rendezvous and landers. SpaceDev's sale of these turnkey, fixed-price, commercial products is a leading edge innovation for the space industry. Established in 1997, SpaceDev's corporate offices are located near San Diego in Poway, California. SpaceDev and The Boeing Company (NYSE: BA), the world's largest aerospace company, have teamed to investigate opportunities of mutual strategic interest in the commercial deep-space arena.

For More information, contact Jim Benson - 858.375.2020

This news release may contain forward-looking statements concerning the Company's business and future prospects and other similar statements that do not concern matters of historical fact. Forward-looking statements relating to product development, business prospects and development of a commercial market for technological advances are based on the Company's current expectations. The Company's current expectations are subject to all of the uncertainties and risks customarily associated with new business ventures including, but not limited to, market conditions, successful product development and acceptance, competition and overall economic conditions, as well as the risk of adverse regulatory actions. The Company's actual results may differ materially from current expectations. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or for any other reason.